UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 08, 2023

Amtech Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Arizona	000-11412	86-0411215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 S. Clark Drive
Tempe, Arizona		85288
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 967-5146

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASYS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A (this “Amendment”) is being filed by Amtech Systems, Inc. (the “Company”) to amend the Current Report on Form 8-K filed by the Company on August 9, 2023 (the “Original 8-K”), solely to supplement the Company’s disclosure under Item 5.02 of the Original 8-K to provide a description of the terms and conditions of the employment agreement of Robert C. Daigle, dated August 14, 2023 (the “Employment Agreement”), who succeeded Michael Whang as President and Chief Executive Officer, effective August 8, 2023. At the time of the filing of the Original 8-K, the terms of the Employment Agreement had yet to be definitively determined. This Amendment does not otherwise modify or update any other disclosures in the Original 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New President and Chief Executive Officer

As previously disclosed in the Original 8-K, on August 8, 2023, the Board of Directors (the “Board”) of the Company approved the appointment of Robert C. Daigle to succeed Michael Whang as President and Chief Executive Officer of the Company effective August 8, 2023.

Mr. Daigle, age 59, was originally appointed to the Board on August 12, 2021, and has served as the Company’s Chairman of the Board since May 11, 2022. From March 2013 to December 2022, Mr. Daigle served as the Chief Technology Officer of Rogers Corporation (“Rogers”), a publicly traded global leader in engineered materials, including advanced electronic and elastomeric materials that are used in applications for EV/HEV, automotive safety and radar systems, mobile devices, renewable energy, wireless infrastructure, energy-efficient motor drives, and industrial equipment. Mr. Daigle previously served in a number of other senior executive roles during his 30-year tenure at Rogers. Mr. Daigle holds a B.S in Chemical Engineering and Materials Engineering from the University Connecticut and an M.B.A. from Rensselaer Polytechnic Institute. During his tenure at Rogers, Mr. Daigle built and led two major divisions of Rogers, including its global Power Electronic Solutions business with annual revenue in excess of $150 million and over 700 employees on three continents, and its global circuit materials business with annual revenue in excess of $100 million and 450 employees worldwide.

Pursuant to his Employment Agreement, Mr. Daigle shall serve as President and Chief Executive Officer of the Company for a period of three (3) years (the “Term”). Mr. Daigle will (i) receive an annual base salary of $450,000, (ii) be eligible to participate in the Company’s annual executive bonus program, (iii) be granted an option to purchase 150,000 shares of common stock of the Company (the “Option Grant”) issued under the Company’s 2022 Equity Incentive Plan (the “Equity Incentive Plan”), and (iv) on the Effective Date (as defined in the Employment Agreement) and each one-year anniversary thereafter, be granted restricted stock units with an aggregate fair market value equal to $500,000 as of the grant date (the “RSU Grant”). The Option Grant will vest ratably on each of the annual anniversaries over the Term, subject to Mr. Daigle’s continued service with the Company; provided, however, that 50,000 shares of such Option Grant will vest immediately. The RSU Grant will vest in full on the one-year anniversary of the grant date, subject to Mr. Daigle’s continued service with the Company. Mr. Daigle will also receive medical and other benefits consistent with the Company’s standard policies and be eligible to participate in other Company plans. Depending on the circumstances of termination, Mr. Daigle may be entitled to receive post-termination compensation from the Company.

During his employment with the Company, Mr. Daigle will no longer be compensated for his service as the Company’s Chairman of the Board; provided, however, that any unvested equity awards previously issued to Mr. Daigle during his service as a Board member shall continue to vest based on Mr. Daigle’s continued service as an employee or a member of the Board.

The foregoing is a summary of the material terms of Mr. Daigle’s Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending September 30, 2023.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Daigle and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Daigle that would require disclosure under Item 404(a) of Regulation S-K.

Departure of Director

On August 16, 2023, Michael Whang notified the Company of his decision to resign as a member of the Board, effective immediately. Mr. Whang’s resignation is not the result of any disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMTECH SYSTEMS, INC.

Date:	August 17, 2023	By:	/s/ Lisa D. Gibbs
Name: Lisa D. Gibbs Title: Vice President and Chief Financial Officer